UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2005
LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31103	33-0723123

(Commission File Number)	(IRS Employer Identification No.)

47300 Bayside Parkway, Fremont, California	94538

(Address of principal executive offices)	(Zip Code)
(510) 413-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On August 3, 2005, the Compensation Committee (the “Committee”) of Lexar Media, Inc. approved a revised cash compensation plan for directors with respect to: (i) membership on the Board and certain committees thereof, which currently include the Audit Committee, Compensation Committee and Governance and Nominating Committee (the “Committees”); (ii) holding chair positions on each of the Committees; and (iii) serving as lead director. Each non-employee director will receive cash compensation in the amounts and on the terms described in the table and footnote below.

Role	Annual Cash Retainer By Role (1)
Board Member	$25,000
Audit Committee Member	$10,000
Compensation Committee Member	$5,000
Governance and Nominating Committee Member	$5,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$7,500
Governance and Nominating Committee Chair	$7,500
Lead Director	$7,500
(1)	These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and as a member of the Compensation Committee, he will receive an annual cash retainer in the amount of $55,000 ($25,000 as a Board member, $10,000 as an Audit Committee member, $15,000 as Audit Committee Chair and $5,000 as a Compensation Committee member).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXAR MEDIA, INC.
Date: August 8, 2005	By:	/s/ Brian T. McGee
Brian T. McGee
Chief Financial Officer and Vice President, Finance